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Exhibit 99.1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors
Baxalta Incorporated
1200 Lakeside Drive
Bannockburn, Illinois 60015
The Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated January 10, 2016, to the Board of Directors of Baxalta Incorporated ("Baxalta") as Annex C to, and reference thereto under the headings "SUMMARY—Opinions of Baxalta's Financial Advisors—Opinion of Citigroup Global Markets Inc." and "THE MERGER—Opinions of Baxalta's Financial Advisors—Opinion of Citigroup Global Markets Inc." in, the proxy statement/prospectus relating to the proposed transaction involving Baxalta and Shire plc, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Shire plc (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

February 22, 2016

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  Exhibit 99.1
[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]